Exhibit 99.1

FA Email

Subject:	Global Income Trust Updates: Sale of German Retail Centers, Net Asset Valuation, & Fee and Expense Waivers

Email Distribution Date: Jan. 2, 2015

FOR BROKER-DEALER USE AND/OR RIA USE ONLY.

Global Income Trust, Inc. (the REIT) filed a Form 8-K on Jan. 2, 2015, to announce that:

•	The REIT has entered into an agreement on Dec. 29, 2014 to sell 94.9% of the stock (the “Shares”) of the entities that hold the REIT’s five retail centers in Germany. After the sale of the Shares (the “Sale”), the REIT will retain a 5.1% joint venture interest in the German portfolio. The REIT originally acquired the German retail centers for an aggregate cost of approximately EUR 18.3 million, including equity and approximately EUR 10.9 million in third party debt, but before acquisition costs. The sale of the Shares is based on an aggregate current valuation of approximately EUR 18.6 million for the German properties. The proceeds to the REIT from the transaction is expected to be approximately EUR 7.7 million before transaction costs, subject to adjustment for the final balance sheet audit of the German companies.

•	The REIT previously communicated through a Form 8-K filed on Jan. 25, 2013, that it expected its board of directors to begin exploring strategic alternatives for liquidity in 2014. The potential sale of the REIT’s five retail centers in Germany is part of the process to provide strategic alternatives for liquidity.

•	The retail centers represent approximately 20 percent of the REIT’s asset allocation, based on the properties’ aggregate original purchase price.

•	The REIT anticipates the Sale will close by Jan. 30, 2015, or 15 business days after all conditions have been met, at which time the board of directors will determine the best use for the sale proceeds. The REIT continues to assess its strategic alternatives for potential liquidity events for its domestic portfolio.

•	The REIT is in the process of determining its estimated net asset value per share (NAV) as of December 31, 2014, and originally anticipated announcing the estimated NAV on or around Jan. 6, 2015. The REIT now anticipates announcing the estimated NAV on or around Jan. 20, 2015.

•	On December 30, 2014, the REIT’s Advisor agreed to waive (i) all unpaid asset management fees, acquisition fees and disposition fees for the years 2012 and 2013, and (ii) the reimbursement of all unpaid expenses incurred by the Advisor for the years 2012 and 2013 under the Fourth Amended and Restated Advisor Agreement between the REIT and the Advisor dated as of March 8, 2012.

For more information, please read Global Income Trust’s current report on Form 8-K filed with the SEC on Jan. 2, 2015.

We will share additional information once available. In the interim, please contact your CNL Securities Corp. representative directly at 866-650-0650 with any questions.

[1]	Global Income Trust, Inc. has made every effort to estimate the date when information about the valuation will be announced. However, it cannot guarantee that this date may not change

FOR BROKER-DEALER AND/OR RIA USE ONLY.

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “will,” “continues,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the REIT’s ability to control or accurately predict. The reader should not place undue reliance on forward-looking statements.

This information is derived from the REIT’s public filings and does not replace or supersede any information provided therein. To the extent information herein conflicts with the REIT’s public filings, the information in the public filings shall govern.